Exhibit 10.7

LSI CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

On the grant date (the “Grant Date”) shown on the attached Notice of Grant of Restricted Stock Unit Award (the “Notice of Grant”), LSI Corporation (“LSI” or the “Company”) granted you the number of Restricted Stock Units under the LSI Corporation 2003 Equity Incentive Plan (the “Plan”), indicated on the Notice of Grant. The Notice of Grant and this agreement collectively are referred to as the “Agreement.” Capitalized terms that are not defined in this agreement or the Notice of Grant have the same meaning as in the Plan.

1. Grant. LSI has granted to you the number of restricted stock units indicated in the Notice of Grant.  We refer to the restricted stock units subject to this award as the “Restricted Stock Units”. When the Restricted Stock Units become payable, or “vest”, they will be subject to the appropriate tax withholdings.

2. LSI’s Obligation to Pay. Unless and until the Restricted Stock Units vest, you will have no right to payment of them. Prior to actual payment of any vested Restricted Stock Units, those Restricted Stock Units will represent an unsecured obligation of LSI.

3. Vesting Schedule. The Restricted Stock Units are scheduled to vest in accordance with the vesting schedule in the Notice of Grant. Restricted Stock Units scheduled to vest on any date actually will vest only if you have not incurred a Termination of Service prior to that date and any performance goals required to be met have been met. Unless the Board determines otherwise, which determination shall be in a manner that is exempt from or compliant with, Section 409A, vesting will continue during any LSI-approved leave of absence.

4. Payment after Vesting. Any Restricted Stock Units that vest will be paid to you in whole Shares, subject to you satisfying any applicable tax withholding obligations. Subject to paragraph 8(b), any Restricted Stock Units that vest will be paid in shares as soon as practicable after vesting, but in each such case no later than 60 days following the vesting date.  In no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any Shares payable under this Agreement.

5. Forfeiture. Notwithstanding any contrary provision of this Agreement, any Restricted Stock Units that have not vested at the time of your Termination of Service will be cancelled.

6. Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. Before distribution or delivery, the administrator or executor must furnish LSI with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to LSI to establish the validity of the transfer and compliance with any laws or regulations pertaining to the transfer.

7. Withholding of Taxes.

(a)  Whenever Restricted Stock Units vest, you will recognize immediate U.S. taxable income if you are a U.S. taxpayer. If you are a non-U.S. taxpayer, you will be subject to applicable taxes in your jurisdiction.

(b)  Whenever Restricted Stock Units vest, LSI will withhold a portion of the shares otherwise issuable that have an aggregate market value sufficient to pay Tax Obligations determined by LSI to be applicable in connection with such vesting. If LSI determines Tax Obligations are applicable in connection with your Restricted Stock Units at any other time, LSI may, in its sole discretion, collect from you an amount equal to such Tax Obligations in any of the following ways: (i) by withholding a portion of the proceeds from your sale of the shares issued to you upon vesting of Restricted Stock Units, (ii) by withholding, or having the Affiliate that employs you withhold, such amount from salary or other amounts payable to you, or (iii) requiring you to pay such amount to LSI.  LSI may require or otherwise allow you to make alternate arrangements to satisfy such Tax Obligations.

(c)  LSI will not withhold or issue any fractional shares.  LSI will not deliver shares unless and until arrangements satisfactory to LSI have been made for the satisfaction of Tax Obligations.

(d)  To the maximum extent permitted by law, LSI (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to you, amounts sufficient to satisfy any Tax Obligations that LSI determines cannot be satisfied through the withholding of shares.  All Tax Obligations related to the Restricted Stock Units and any shares delivered upon vesting are your sole responsibility. By [signing the Notice of Grant] [accepting this Award], you expressly consent to the withholding of shares and to any additional cash withholding under this paragraph 7.

8. Committee Discretion.

(a)  The Committee, in its discretion, may accelerate the vesting of some or all of the Restricted Stock Units at any time. If so accelerated, those Restricted Stock Units will be considered as having vested as of the date specified by the Committee.  Subject to this paragraph 8, if the Committee accelerates the vesting of any Restricted Stock Units, the payment of such accelerated Restricted Stock Units will be made no later than 60 days following the accelerated vesting date. However, if the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, then, to the extent necessary to avoid additional taxation under Section 409A, the payment of the accelerated portion of those Restricted Stock Units will be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in paragraph 3 (whether or not you have incurred a Termination of Service on or before such date(s)), including any necessary delay under paragraph 8(b).

(b)  Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of any Restricted Stock Units is accelerated in connection with your Termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by LSI), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such Termination of Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your Termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until at least six (6) months and one (1) day following the date of your Termination of Service, unless you die following your Termination of Service, in which case the Restricted Stock Units will be paid in shares to your estate or beneficiary as soon as practicable following your death.  Each payment or benefit under the Plan or this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Restricted Stock Units or shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply.

9. Rights as Stockholder. You will not have any of the rights of a stockholder of the Company in respect of any shares deliverable hereunder until those shares have been delivered to you or deposited in your account at LSI’s designated broker. After you receive the shares, you will have all the rights of a stockholder of LSI with respect to voting those shares and receipt of dividends and distributions on those shares.

10. No Effect on Employment or Future Awards.

(a) Subject to applicable law and any employment agreement you may have, the terms of your employment will be determined from time to time by LSI, or the subsidiary that employs you, and your employer can terminate or change the terms of your employment at any time for any reason whatsoever, with or without good cause. Neither the grant to you of the Restricted Stock Units nor the vesting schedule set forth in the Notice of Grant constitute an express or implied promise of continued employment for any period of time.

(b) LSI does not intend by granting this Award to you to confer upon you the right to be selected to receive any future Award under the Plan.

11. Address for Notices. Any notice to be given to LSI under this Agreement must be in writing and addressed to LSI Corporation, Attn: Stock Administration Department, Mailstop D-206, 1621 Barber Lane, Milpitas, CA 95035, or such other address as LSI may designate in writing.

12. Award is Not Transferable. You may not transfer, assign, pledge or hypothecate in any way (whether by operation of law or otherwise) the Restricted Stock Units and the Restricted Stock Units will not be subject to sale under execution, attachment or similar process. If you attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock Units, or upon any attempted sale under any execution, attachment or similar process, the Restricted Stock Units immediately will be cancelled.

13. Restrictions on Sale of Securities. The shares you receive as payment for vested Restricted Stock Units are expected to be registered under the U.S. federal securities laws and be transferable by you free of any restriction under the Plan. However, your subsequent sale of the shares will be subject to any market blackout-period that may be imposed by LSI and must comply with LSI’s Stock Trading Policy and any applicable securities laws.

14. Additional Conditions to Issuance of Shares. LSI will not be required to issue any shares pursuant to this Agreement until (i) the lapse of a reasonable period of time following the date of vesting of the Restricted Stock Units based on the extent of the processes followed by LSI when issuing such shares, which period may vary based on the circumstances, and (ii) any Compliance that LSI determines is necessary or desirable as a condition of the issuance of Shares hereunder shall have been completed free of any conditions not acceptable to LSI. For purposes of this paragraph, “Compliance” means: (i) compliance with any applicable rules of, or the listing, registration or qualification of the Shares upon, any securities exchange, (ii) compliance with, or registration or qualification of the Shares under, any state, federal or foreign law (including corporate and securities laws and any applicable tax code and related regulations) and (iii) obtaining the consent or approval of any governmental regulatory authority.

15. Plan Governs. In the event of a conflict between this Agreement and the Plan, the Plan will govern.

16. Captions. The captions in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17. Agreement Severable. If any provision in this Agreement is held invalid or unenforceable, that invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Agreement.

18. Modifications. This Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Agreement can be made in writing only by an authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, LSI reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares under this Award.

19.  Governing Law. This Agreement is governed by the laws of the State of Delaware, United States, without regard to principles of conflict of laws.

20. Electronic Delivery.  LSI may, in its sole discretion, deliver any documents related to this Award, including materials relating to its Annual Meeting of Stockholders, by electronic means or request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by LSI or another third party designated by LSI.

21. Committee Actions. All actions taken and all interpretations and determinations made by the Board or its delegate will be final and binding on you, LSI and all other interested persons. No member of the Board and no delegate will have any personal liability for any action, determination or interpretation made with respect to the Plan or this Agreement.

Paragraphs 22 through 24 below apply only if you are employed by a subsidiary of LSI outside the United States.

22. Acknowledgment and Waiver.  By [signing the Notice of Grant] [accepting this Award], you agree that:

(a) Your participation in the Plan is voluntary.

(b) Your Restricted Stock Units are not part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments, except as may be specifically provided for by the applicable plan or agreement.

(c) The future value of the Restricted Stock Units is unknown and cannot be predicted.

(d) This award of Restricted Stock Units does not create an employment relationship between you and any entity.

(e) You have no right to make a claim of entitlement to compensation or damages because of the forfeiture of any portion of this Restricted Stock Unit award. If it should be determined that you did acquire any such rights, you irrevocably agree to release LSI and its Affiliates, officers and employees from any such claim to the extent permitted by applicable law.

23. Data Privacy.

(a) You understand that LSI may hold certain personal information about you, including but not limited to your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in LSI, details of all Restricted Stock Units or any other entitlements to shares awarded, canceled, purchased, or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Personal Data");

(b) You consent to the collection, use, processing, and transfer, in electronic or other form, of Personal Data by LSI and its Affiliates for the exclusive purpose of implementing, administering or managing your participation in the Plan and to the extent required in connection with LSI’s financial reporting.

(c) You understand that Personal Data may be transferred to any third parties assisting LSI in the administration of the Plan or involved in LSI’s financial reporting.

(d) You understand that the recipients of Personal Data may be located outside your country of residence, and that the recipient’s country may have different data privacy laws and protections than your country of residence.

(e) You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering or managing your participation in the Plan, including any transfer of Personal Data as may be required for the administration of the Plan and/or any subsequent transfer of Shares to your account at a brokerage firm and in connection with LSI’s financial reporting.

(f) You understand that Personal Data will be held only as long as necessary to implement, administer or manage your participation in the Plan.

(g) You understand that you may, at any time, review the Personal Data, require any necessary amendments to Personal Data or withdraw the consents herein in writing by contacting LSI.

(h) You understand that withdrawing your consent may affect your ability to participate in the Plan.

24. Translation.  If this Agreement or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English language version, the English language version will take precedence.

25. Special Terms for Employees in China. If you are employed in China, then you acknowledge and agree that:

(a) You will not acquire shares pursuant to this Award, or transfer, assign, sell or otherwise deal with those shares, except in compliance with applicable laws and the terms of this Agreement.

(b) LSI need not issue shares to you when your Restricted Stock Units vest unless and until (i) it determines in its sole discretion that compliance with applicable laws in China will not impose an excessive burden on LSI and (ii) it has set up any procedures it determines in its sole discretion are necessary or desirable to enable it comply with applicable laws in China.

(c) LSI may require you to sell promptly following vesting, the shares you receive when your Restricted Stock Units vest. You authorize LSI or LSI’s designated brokerage firm to perform this transaction for you, and agree that applicable commissions and fees due in connection with the sale may be deducted from your proceeds. You agree that such shares will be sold at prevailing market prices and waive any claim based on the timing of the sale or the price received for your shares. If LSI requires you to sell, or sells, your shares under this paragraph 25(c), no shares will be delivered to you and you would not have any rights as a stockholder of LSI.

(d) When your Restricted Stock Units vest, if LSI does not require the immediate sale of the shares you receive, LSI may require that you retain those shares in your account at LSI’s designated brokerage firm until you sell the shares, even if you stop working for LSI or an Affiliate.

(e) When you sell the shares resulting from the vesting of your Restricted Stock Units, the proceeds of such sale, after deduction of applicable commissions and fees, may be transferred to China and made available to you through an account maintained by an Affiliate in China.

26. Acceptance of Award.  If you choose to accept this Award, you must accept it in accordance with procedures established by LSI's Stock Administration Department within eight months of the Grant Date.  If you do not accept this Award by the eight-month anniversary of the Grant Date, the Award shall be cancelled and any attempt to accept it after that date will not be effective.